IMAGIS TECHNOLOGIES ENTERS EUROPEAN MARKET WITH UK OFFICES

International Expansion Drives Continued Adoption of Leading Biometric

Facial Recognition Technology

Vancouver, Canada, February 26, 2002 - Imagis Technologies Inc. ("Imagis"), (OTCBB: IGSTF; CDNX: NAB; Germany: IGY), developer and marketer of advanced biometric-based software, today announced its expansion in Europe with offices in the UK.

"The European biometric market presents an enormous opportunity for Imagis as it's poised for rapid growth throughout the next few years," said Iain Drummond, president and CEO of Imagis. "Our expansion to the UK validates the continued success of our business model that provides cutting-edge biometric facial recognition technology to fast growing markets through our continuously expanding global business partners."

In conjunction with strategic business partners, the UK presence will focus on providing technical, service, sales and market leadership for all European countries to establish biometric security solutions for airports, national boundaries, law enforcement and other high-profile environments.

About IMAGIS
 Imagis (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations, including Toronto's Pearson International Airport, the world's 16th busiest airport. Imagis markets its products through a network of business partners located in North America, Asia, Europe and Latin America, and has installations in the US, Canada, Mexico, and the UK. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number-two career post of Associate Deputy Director. Imagis is on the web at http://www.imagistechnologies.com.

CONTACT:
Imagis Technologies Inc.
Sandra Buschau
Tel: + 1 604 684 2449
sandy@imagistechnologies.com

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